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                                                                    EXHIBIT 99.2

                                                         N E W S   R E L E A S E

            [LETTERHEAD OF INTERMEDIA COMMUNICATIONS APPEARS HERE]

                                        CONTACTS:  Chris Brown
                                                   Senior Vice President,
                                                    Investor Relations
                                                   813/829-0011


                 INTERMEDIA COMMUNICATIONS ANNOUNCES EXCHANGE

TAMPA, Florida (August 4, 1998) -- Intermedia Communications Inc. (Nasdaq/NM:ICIX) today announced that it has exchanged (a) approximately 2.029 million shares of its common stock for approximately 1.487 million Depositary Shares (cash representing a 1/100th interest in its 7% Series D Junior Convertible Preferred Stock) and (b) approximately 665,000 shares of its common stock for approximately 710,000 Depositary Shares (each representing a 1/100th interest in its 7% Series E Junior Convertible Preferred Stock), pursuant to exchange agreements with certain holders of such Depositary Shares.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia is headquartered in Tampa with sales offices in over 100 cities. Intermedia can be found on the World Wide Web at http://www.intermedia.com.


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